UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                                                            August 25, 2008

SLM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of August 25, 2008, SLM Corporation (the "Company"), through its special purpose entity, Rendezvous Funding I, reduced the commitments under its Private Education Loan ABCP conduit facility by approximately $2.2 billion. The commitments provided by Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank plc, Deutsche Bank AG, New York Branch, The Royal Bank of Scotland plc, Credit Suisse, New York Branch and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main were reduced from approximately $5.9 billion to approximately $3.8 billion. There were no changes to interest rates, maturity or other terms of the facility.

The Company, through its special purpose entities, Town Hall Funding I, Town Center Funding I and Bluemont Funding I, also agreed to reduce the commitments under its FFELP student loan ABCP conduit facilities by approximately $4.1 billion on or before September 30, 2008. After giving effect to these reductions, the aggregate commitments under the FFELP student loan ABCP conduit facilities provided by Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank plc, Deutsche Bank AG, New York Branch, The Royal Bank of Scotland plc, Credit Suisse, New York Branch, Royal Bank of Canada, Merrill Lynch Bank USA, Lloyds TSB Bank plc, Natixis Financial Products Inc., BNP Paribas, New York Branch and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main will be approximately $21.9 billion. If this reduction is completed, as the Company expects, on or before September 30, 2008, there will be no changes to interest rates, maturity or other terms of the facilities.

As a result of the reduced commitments, the banks will rebate to the Company fees previously paid to the Managing Agents of approximately $17.1 million. Rebated fees will be amortized as a reduction of interest expense beginning on the effective dates of the amendments to the maturity date of the facilities.

The Company took these steps to reduce these commitments after an analysis of its ongoing liquidity needs and following its acceptance and funding under the Department of Education’s Loan Participation Purchase Program. For the academic year 2008-2009, the Company expects to utilize the Participation Program to fund all eligible Stafford and PLUS loan originations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

August 28, 2008	By: /s/ Michael Sheehan Name: Michael Sheehan Title: Senior Vice President & General Counsel